Exhibit 99.1

Robert L. Cohen Joins K12 Inc. Board of Directors

Transformational leader brings education industry expertise to K12 Board

HERNDON, Va.--(BUSINESS WIRE)--February 20, 2019--K12 Inc. (NYSE: LRN), a technology-based education company and leading provider of proprietary curriculum and online school programs for students in pre-K through high school, is pleased to announce that Robert L. Cohen has been elected to the company’s Board of Directors. The addition continues to strengthen K12’s Board experience in education, technology and business.

“Rob is a pioneer in the education industry and has been at the forefront of leveraging technology to reimagine the student learning experience,” said Nate Davis, Chief Executive Officer and Chairman of the K12 Inc. Board of Directors. “His experience as an entrepreneur, finance executive, and industry disruptor will be invaluable to K12 as we continue to help students reach their full potential through inspired teaching and personalized learning.”

Cohen was the Founding Chief Financial Officer at 2U Inc., and later served as the Chief Operating Officer and President, where he was integral in growing the company from inception to scale. He currently is an executive advisor to fast growing education technology companies like 2U, Trilogy Education Services, and Zybooks. Cohen began his career at The Princeton Review as the founder of the organization's largest franchise network. During his tenure at The Princeton Review, he held a number of executive roles, including Executive Vice President and General Manager of the K-12 Division, Executive Vice President, Strategy and Business Development, and Chief Financial Officer of the K-12 Test Prep Divisions.

“I am thrilled to join K12’s Board of Directors,” said Cohen. “With so much change unfolding in the education industry, this is an opportune time to work with a forward-looking Board and Management team that are committed to student achievement and academic excellence.”

Cohen attended Princeton University and is a former board member for The Princeton Review.

About K12 Inc.

K12 Inc. (NYSE: LRN) is driving innovation and advancing the quality of education by delivering state-of-the-art, digital learning platforms and technology to students and school districts across the globe. K12’s curriculum serves over 2,000 schools and school districts and has delivered millions of courses over the past decade. K12 provides online and blended education solutions to charter schools, public school districts, private schools, and directly to families. The K12 program is offered through more than 70 partner public schools, and through school districts and public and private schools serving students in all 50 states and more than 100 countries. K12 is a proud sponsor of the Foundation for Blended and Online Learning, a nonprofit organization working to close the gap between the pace of technology in daily life and the pace of change in education. More information can be found at K12.com.

CONTACT:
K12 Inc. Press Contact:
Mike Kraft, 571-353-7778
SVP Corporate Communications
mkraft@k12.com